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                    ACCOUNTS PURCHASE AND SERVICING AGREEMENT

     ACCOUNTS PURCHASE AND SERVICING AGREEMENT dated as of March 14th, 1996, (this "Agreement") among LEXINGTON HEALTH CARE GROUP LLC, a Connecticut Corporation in its individual capacity (the "Provider", and, in its capacity as servicer, the "Servicer"), LEXINGTON HOLDING CORPORATION, a Delaware corporation, as purchaser (the "Purchaser") and Copelco/American Healthfund, Inc., a Delaware corporation, as administrator (the "Administrator").

                              Preliminary Statement

     The Provider and the Purchaser intend that from time to time the Provider will sell and the Purchaser will purchase certain Eligible Accounts originated by the Provider. The Provider has agreed to act as the Servicer to perform certain servicing, administrative and collection functions in respect of the Purchased Accounts. The Purchaser and the Provider desire that the Administrator perform certain administrative functions in respect of the Purchased Accounts. (Capitalized terms which are not defined in the text of this Agreement are used as defined in Exhibit A.)

     The parties, intending to be legally bound, hereby agree as follows:

     1. Commitment to Sell and Purchase Eligible Receivables. Subject to the terms and conditions of this Agreement, from the date of this Agreement until March 13, 1998, the Provider agrees to sell to the Purchaser without recourse (except to the extent provided herein), and the Purchaser agrees to purchase from the Provider, all Eligible Accounts originated by the Provider.

     2. Purchase Price.

          (a) The purchase price of each Batch of Purchased Accounts sold to the Purchaser will be the Initial Payment plus any Deferred Payment. The Initial Payment is payable to the Provider on the Purchase Date of the Batch. The amount of the "Initial Payment" is (i) the Initial ENV of the Batch, minus (ii) the Loss Discount, the Provider Reserve Discount, the Servicing Fee Discount, and the Funding Discount.

          (b) On each Purchase Date after the Collections (as posted by the Servicer and reconciled to the satisfaction of the Administrator) have reduced the Purchaser Capital Investment of the related Batch to zero and have been otherwise distributed in the manner described in Section 5(h), the excess of such Collections will be paid to the Provider as a "Deferred Payment".

          (c) A sample illustration of the calculation of the Initial Payment and the Deferred Payment is attached as Schedule 1.


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     3. Purchase Procedure.

          (a) Not less than four (4) Business Days prior to any Purchase Date on which Eligible Accounts are to be purchased, the Provider will deliver to the Administrator the computer file data required by the Administrator to enable the Administrator to process and value the Provider's receivables. Upon completion of the processing of the receivables data, the Administrator will prepare and deliver to the Provider an assignment of the Provider's Eligible Accounts to be sold substantially in the form of Exhibit B (an "Assignment") and a letter substantially in the form of Exhibit C (a "CFO Letter"). In the event that any purchase of such Eligible Accounts would cause any Concentration Limit to be exceeded or would cause any other term or condition hereof to be breached, the Administrator will select which of such Eligible Accounts are to be purchased on the next Purchase Date in a manner such that all Concentration Limits and other terms of this Agreement are adhered to.

          (b) No later than 11:00 a.m. (locally prevailing Eastern time) on the second Business Day prior to each Purchase Date, the Provider will sign and return to the Administrator the Assignment, the CFO Letter, and the following documents (the Assignment, CFO Letter and such documents, collectively, a "Purchased Account File"):

               (i) Any documentation of the claim giving rise to such Account and any other related documents or information which the Administrator may reasonably request; and

               (ii) Any UCC financing statements and releases that the Administrator may require in respect of each Account, in form acceptable to the Administrator.

          (c) On the Purchase Date, the Purchaser will send the Provider a check or wire transfer in the amount of the Initial Payment for the Eligible Accounts in the purchased Batch, and upon such payment all right, title and interest of the Provider in and to such Accounts will be vested in the Purchaser and the Purchaser will become the absolute owner of such Accounts ("Purchased Accounts"). Thereafter the Purchaser may exercise all rights to enforce and collect such Accounts, except that with respect to any Purchased Accounts which are Government Accounts, the Provider will collect such Accounts but solely in its capacity as Servicer hereunder.

          (d) Unless otherwise agreed by the Purchaser and the Administrator, the initial Purchase Date shall be March 14, 1996.

          (e) The Administrator's determinations of the ENV, Initial Payment, Deferred Payment, Collections and other amounts to be determined or calculated under this Agreement shall, in the absence of a manifest error, be conclusive among the Administrator, the Provider and the Purchaser.

     4. Conditions of Purchase:


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          (a) The purchase of the first Batch of Eligible Accounts is subject to the following conditions:

               (i) The Purchaser shall have received a certificate from the Secretary or Assistant Secretary of the Provider certifying the names, titles and signatures of the officers authorized to sign this Agreement, the Assignments and the other documents to be delivered hereunder, and certifying the resolutions authorizing this Agreement and the transactions contemplated hereby.

               (ii) The Administrator shall have received certified copies of the Provider's charter and bylaws (or operating agreement) and an original certificate, dated within 30 days prior to such purchase, issued by the jurisdiction in which the Provider was formed, confirming the legal existence of the Provider.

               (iii) The Provider shall have signed and delivered to the Administrator such UCC financing statements as the Administrator may require to perfect the transfer of Accounts to the Purchaser.

               (iv) The Provider shall have entered into lockbox agreements required by Section 5(e).

               (v) The Purchaser and the Administrator shall have received an opinion of counsel with respect to the Provider and the transactions contemplated by this Agreement which is in form and content satisfactory to them. Such opinion of counsel shall include an opinion that in the event that the sale of Accounts is treated as the creation of a security interest, the Purchaser will have a first priority perfected security interest in the Accounts.

               (vi) The Provider shall have paid the Purchaser an origination fee equal to two percent (2%) of the Maximum Purchaser Capital Investment set forth in (b)(i) below. In addition, the Provider shall have paid the Administrator all fees due in connection with its due diligence review and the installation of the Value Track System and the Provider shall have reimbursed the Administrator for its reasonable legal fees (whether incurred with respect to outside or in-house legal counsel) and expenses incurred in connection with the preparation and negotiation of this Agreement.

               (vii) Jack Friedler shall have executed and delivered to the Purchaser or its assignee a guaranty of the obligations of the Provider under this Agreement, in form and substance satisfactory to the Administrator (the "Affiliate Guaranties").

               (viii) The Provider will supply Copelco/American Healthfund, Inc. internally prepared, consolidating and consolidated financial statements, in reasonable detail with appropriate notes and prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis for the period ending December 31, 1995 and the year to date.


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               (ix) The Provider will provide documentation, in form and in detail satisfactory to the Administrator and its counsel regarding any due and owing payroll tax obligation including any failure to remit trust taxes under
Section 6672 of the Internal Revenue Code, as amended, for the tax periods September 30, 1995 and December 31, 1995, together with evidence satisfactory to the Administrator in its sole discretion that any liability resulting therefrom has been paid in full, satisfied and released, including by way of illustration, an agreement of compromise and settlement accepted by the District Director of the Internal Revenue Service.

               (x) The Provider will provide a certified copy of the policy insuring the life of Jack Freidler in an amount not less than $1,000,000 naming the Provider as beneficiary.

               (xi) The audited financial statements of the Provider for the year ending December 31, 1995 (otherwise meeting the requirements set forth in Section 8(c) hereof) shall, with respect to the Current Ratio and tangible net worth, reflect values which do not materially differ from the financial statements for the eleven months ending November 30, 1995; provided, however, so long as the net income of the Provider as indicated on the December 31, 1995 financial statements is between 3.7 and 2.0 percent of net revenue, then the Current Ratio will be acceptable provided it is at least 0.82:1 when calculated pursuant to Section 8(g).

          (b) The purchase of each Batch of Eligible Accounts is subject to the following conditions:

               (i) After giving effect to such purchase

                    (1) until such time as the Provider has collected payments from Medicare, if applicable, representing at least 120 days of patient service, the Purchaser Capital Investment shall not exceed 60% of the ENV of all Purchased Accounts with respect to such claims, and thereafter the Purchaser Capital Investment shall not exceed 80% of the ENV of all Purchased Accounts with respect to such claims, in each case, less the aggregate Funding Discounts with respect to all Purchased Accounts;

                    (2) the Purchaser Capital Investment shall not exceed 80% of the aggregate of the ENV of all Purchased Accounts, less the aggregate Funding Discounts with respect to all Purchased Accounts;

                    (3) the ENV of all Purchased Accounts shall not exceed the Concentration Limit;

                    (4) the ENV of all Purchased Accounts which have not been billed shall not, in the aggregate, exceed the ENV of all Purchased Accounts which have been billed.

                    (5) the Purchaser Capital Investment shall not exceed One Million Eight Hundred Thousand Dollars, $1,800,000.


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               (ii) All representations and warranties of the Provider shall be true both before and after giving effect to such purchase, the Provider shall be in compliance with this Agreement, and the Provider shall have certified such matters to the Purchaser and the Administrator.

               (iii) The Provider shall continue to be the Servicer under this Agreement; no event shall have occurred and be continuing which would, with notice or lapse of time or both, constitute a Termination Event; and the Termination Date shall not have occurred.

               (iv) The Provider shall have signed and delivered to the Administrator notices, in the form of Exhibit D, directing the Obligors (other than Obligors with respect to Government Accounts) to make payment to the Commercial Lockbox; and, in the form of Exhibit E, directing the Obligors with respect to Government Accounts to make payment to the Government Lockbox.

               (v) All Accounts in the Batch shall have been recorded in the Administrator's Value Track System, and the Administrator shall have received the Purchased Account Files (as defined in Section 3(b)) with respect to such Batch.

               (vi) The lockbox arrangements required by Section 5(e) shall be in effect.

               (vii) The Provider shall have taken such other actions, including the delivery of documents and opinions as the Purchaser or the Administrator may reasonably request.

               (viii) [OMITTED].

     5. Collections; Deferred Payment.

          (a) The Provider will cause all Collections with respect to all of the Accounts, other than Government Accounts, to be sent directly to the Commercial Lockbox, and will cause all Collections with respect to all of the Government Accounts to be sent directly to the Government Lockbox. In the event that the Provider receives any Collections that should have been sent to the Commercial Lockbox or the Government Lockbox, the Provider will, promptly upon receipt and in any event within one Business Day of receipt, forward such Collections to the Commercial Lockbox or the Government Lockbox, as the case may be, and promptly notify the Administrator of such event. Until so forwarded, such collections shall be held in trust for the benefit of the Purchaser.

          (b) The Provider shall not withdraw any amounts from the accounts into which the Collections remitted to the Commercial Lockbox and Government Lockbox are deposited and shall not change the procedures under the agreements governing such Lockboxes and accounts.


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          (c) The Provider will cooperate with the Administrator in the identification and reconciliation on a daily basis of all amounts received in the Commercial Lockbox and the Government Lockbox. If any such amount, which in the aggregate is in excess of five percent (5%) of the Collections for that Purchase Period, is not identified or reconciled to the satisfaction of the Administrator within ten Business Days of receipt, the Discount Rate shall be increased by 400 basis points until such amount is identified or is reconciled to the satisfaction of the Administrator, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of the Administrator, the Administrator may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at the Provider's expense (which in the case of the Administrator's own staff shall be in accordance with the Administrator's then prevailing customary charges, plus expenses), to make such examination and report as may be necessary to identify and reconcile such amount. The Purchaser agrees to cause any payments received on Accounts which were not Purchased Accounts to be promptly returned to the Provider once such payments are so identified.

          (d) The Provider will not send to or deposit in the Commercial Lockbox or the Government Lockbox any funds other than payments made with respect to Accounts.

          (e) The Provider will enter into lockbox agreements in respect of the Government Lockbox and Commercial Lockbox in such form and with CoreStates Bank or such other bank as is acceptable to the Administrator. The Provider shall instruct the bank maintaining the Government Lockbox and the Commercial Lockbox to sweep all amounts deposited therein on a daily basis to an account of the Purchaser or its assignee to be designated by the Administrator (the "Collection Account").

          (f) On each Purchase Date, the Administrator shall determine for each
Batch:

               (i) the amount of Collections received on Purchased Accounts which were made during the preceding Purchase Period (or in respect of Retained Receipts, were determined to be payments made in respect of Purchased Accounts) (the "Purchased Receipts");

               (ii) any amount of Collections received on Accounts which were not Purchased Accounts (the "Provider Receipts"); and

               (iii) any amount of Collections received during the preceding Purchase Period representing payments on which no determination has yet been made as to whether such amounts pertain to Purchased Accounts or are Provider Receipts, which shall be retained pending such identification (the "Retained Receipts").

          (g) On each Purchase Date, the Administrator shall cause to be disbursed an amount equal to any Provider Receipts to the Provider.

          (h) On each Purchase Date, the Administrator shall cause all Purchased Receipts in respect of a Batch to be distributed in the following order of priority:


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                    (O) to the Administrator, an amount equal to the payroll tax obligation of the Provider, including all penalties and interest to date.

                    (i) to the Purchaser, the Purchase Period Amount for all prior Purchase Periods, less all Purchase Period Amounts previously distributed under this clause (i) with respect to such Batch;

                    (ii) to the Purchaser, such amount as is necessary to reduce Purchaser Capital Investment in respect of such Batch to zero;

                    (iii) to the Purchaser, such amount required to be paid with respect to Rejected Accounts determined pursuant to Section 7(a);

                    (iv) to the Administrator, any unreimbursed expenses required to be paid under Sections 8(j) or 15;

                    (v) to the Servicer, the Servicing Fee in respect of such Batch;

                    (vi) to the Administrator, the Administrator Fee for all prior Purchase Periods with respect to such Batch, less all Administrator Fees previously distributed under this clause (vi) with respect to such Batch; and

                    (vii) to the Provider, the excess amount of such Purchased Receipts, if any, which remain after the above distributions (such excess is the Deferred Payment).

          Notwithstanding the foregoing, all amounts payable in respect of a Batch on any Purchase Date with respect to item (v) above (if the Provider is then the Servicer) and item (vii) above shall not be paid to the Provider, and instead shall remain in the Collection Account, if the following event (a "Restricting Event") shall have occurred and be continuing: (A) if the Purchaser Capital Investment under this Agreement, less the aggregate Funding Discounts with respect to all such Purchased Accounts, exceeds 80% of the ENV of all Purchased Accounts, less the aggregate Funding Discounts with respect to all such Purchased Accounts. Upon the occurrence and during the continuation of a Restricting Event, the Administrator shall cause all such amounts that would otherwise have been paid to the Provider under items (v) and (vii) to be distributed on account of any of items (i) - (iv) and (vi) in respect of any other Batch or Batches that the Administrator may determine in its sole discretion. Upon the termination of a Restricting Event, such amounts shall be payable to the Provider.

     6. Representations and Warranties.

          (a) As of the date of this Agreement and on each Purchase Date, the Provider shall be deemed to make each of the representations and warranties set forth below:


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               (i) If a corporation or a partnership or limited liability company, the Provider is duly organized, validly existing and in good standing as such under the laws of the jurisdiction of its organization, and has all the power and authority necessary to carry on its business as now conducted and to enter into and perform the Purchase Documents, or, if a sole proprietorship, the Provider has the necessary power and capacity under applicable law to carry on its business as now conducted and to enter into and perform the Purchase Documents.

               (ii) Each Purchase Document has been duly authorized, executed and delivered on behalf of and by the Provider, and each constitutes a legal, valid and binding obligation of the Provider, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of rights of creditors generally and to the application of equitable principles.

               (iii) The execution, delivery and performance of the Purchase Documents by the Provider will not violate any law or regulation or any order, writ, judgment, award, injunction or decree of any court or governmental authority, or conflict with any provision of the Provider's organizational documents (if a corporation or partnership) or any agreement to which the Provider is a party or by which any of its assets are bound, or result in the creation of any adverse claim upon any of the Provider's assets, except in favor of the Purchaser.

               (iv) The Provider owns and operates facilities to provide health care services and has obtained all material licenses, accreditations and approvals of governmental authorities and all other Persons necessary for the Provider to own its assets, to carry on its business, to execute, deliver and perform the Purchase Documents, and to receive payments from the Obligors and,
(A) if organized as a not-for-profit entity, has and maintains its status, if any, as an organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code and (B) if the Provider has ever been certified by the JCAHO (or other nationally recognized organization providing accreditations if the Provider is not the type of health care entity eligible for accreditation by the JCAHO), the Provider either has obtained a current certification from the JCAHO or such other relevant organization or has not had any such certification withdrawn by JCAHO or such other relevant organizations. The Provider has not been notified by any such governmental authority or other person during the immediately preceding 24 month period that such party has rescinded or not renewed, or intends to rescind or not renew, any such license or approval.

               (v) There are no legal actions pending or threatened against the Provider, its officers or directors, before any court, governmental authority or arbitrator of any kind, nor has any injunction, writ or order been issued by any court or governmental authority which could adversely affect the enforceability of the Purchase Documents or the Provider's ability to perform thereunder.

               (vi) Except as described in Section 4(a)(ix), the Provider has timely filed all required tax returns and has paid or made adequate provision for the payment of all taxes.


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               (vii) The Medicaid and Medicare cost reports of each facility and of the home office of the Provider for all cost reporting periods have been submitted when and as required to (A) as to Medicaid, the state agency, or other HCFA-designated agent or agent of such state agency, charged with such responsibility or (B) as to Medicare, the Medicare intermediary or other HCFA-designated agents charged with such responsibility. No cost report indicates and no audit has resulted in any determination that the Provider was overpaid for Medicaid and Medicare by 5% or more in any of the most recent three fiscal years covered by such audit.

               (viii) The location of the Provider's principal place of business, chief executive office and all locations where the Provider maintains records with respect to its Accounts are set forth on the signature page of this Agreement, and such principal place of business and chief executive office is not located within the states of Wyoming, Utah, Colorado, New Mexico, Kansas or Oklahoma. Except as disclosed in writing to the Administrator: (i) the Provider has not changed any such location in the last five years, (ii) the Provider has not changed its name in the last five years, and (iii) during such period the Provider did not use, nor does the Provider now use, any fictitious or trade name.

               (ix) There is no defaulted Debt of the Provider, which (together with any other debt of the Provider subject to cross-default thereby) has an outstanding principal amount in excess of $50,000 and during the past three years the Provider has not defaulted on any Debt in excess of such amount.

               (x) The Provider is in compliance in all material respects with all applicable laws, rules, regulations, and orders with respect to it, its business and properties and all Accounts and related Contracts (including, without limitation, all applicable environmental, health and safety requirements) and all restrictions contained in any agreement, bond, note, or other agreement or instrument binding on or affecting the Provider or its property.

               (xi) With respect to the Provider or any of its Subsidiaries, there has occurred no event which has or is reasonably likely to have a material adverse effect on the Provider's financial condition, business or operations, including its ability to perform its obligations under the Agreement.

               (xii) The Provider is solvent and will not become insolvent after giving effect to the transactions contemplated by the Agreement; the Provider is paying its Debts as they become due and has not incurred Debts beyond its ability to pay such debts as they mature; the Provider, after giving effect to the transactions contemplated by the Agreement, will have an adequate amount of capital to conduct its business in the foreseeable future; and the sales of Purchased Accounts hereunder are made in good faith and without intent to hinder, delay or defraud present or future creditors of the Provider; and the Provider's sales of Purchased Accounts to the Purchaser will be made for reasonably equivalent value and fair consideration.

               (xiii) The Government Lockbox and the Commercial Lockbox are the only lockbox accounts maintained by the Provider, and each Obligor of an


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Eligible Account has been directed by the notice attached as Exhibit D to the
Agreement, and is required to, remit all payments with respect to such Account for deposit in the Commercial Lockbox (other than the Obligors of Government Accounts which have been directed by the notice attached as Exhibit E to the Agreement to remit all payments with respect to such Accounts for deposit in the Government Lockbox).

               (xiv) Each Assignment contains a complete and accurate list of all Eligible Accounts sold by the Provider to the Purchaser as of its Purchase Date and each CFO Letter contains an accurate summary of all Eligible Accounts of the Provider as of its date.

               (xv) This Agreement and each Assignment constitutes a valid transfer and assignment to the Purchaser of all right, title and interest of the Provider in and to the Purchased Accounts now existing and hereafter created and if, contrary to the intent of the parties, are recharacterized as evidencing a loan secured by the Purchased Accounts, evidence a first priority perfected security interest in such Purchased Accounts.

               (xvi) All information furnished by or on behalf of the Provider to the Purchaser or the Administrator in connection with the Agreement or any transaction contemplated thereby is true and complete in all material respects when made and does not omit to state a material fact necessary to make the statements contained therein not misleading when made.

               (xvii) The Provider has not done and shall not do anything to interfere with the collection of the Purchased Accounts and shall not amend or waive the terms or conditions of any Purchased Account or any related Contract.

               (xviii) The Provider has made and will continue to make all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to the Provider against any amounts such Obligor owes on a Purchased Account.

               (xix) For federal income tax reporting and accounting purposes, the Provider will treat the sale of each Purchased Account pursuant to the Agreement as a sale, or absolute assignment, of its full right, title and ownership interest in, such Purchased Account to the Purchaser and the Provider has not in any other manner accounted for or treated the transactions in Purchased Accounts.

               (xx) Each pension or profit sharing plan to which the Provider is a party has been funded in accordance with the obligations of the Provider set forth in such plan.

               (xxi) The transaction contemplated by the Agreement will not cause the Purchaser to be subjected to any obligation to pay any transfer tax to any governmental authority, including without limitation, any transfer, sales, use, value-added, documentary stamp or other similar tax.


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          (b) As of each Purchase Date, the Provider shall be deemed to make, with respect to each Account sold under this Agreement, each of the representations and warranties which are set forth below:

               (i) Each Purchased Account is an Eligible Account.

               (ii) All documents relating to the Purchased Accounts that have been delivered to the Administrator are true and correct in all material respects. With respect to each Purchased Account, the Provider has delivered to the Obligor all requested supporting claim documents and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

               (iii) There is no lien or adverse claim in favor of any third party, nor any filing against the Provider, as debtor, covering or purporting to cover any interest in any Purchased Account, except as been released by the party holding such adverse claim.

               (iv) Each Purchased Account is (A) payable in an amount not less than its Estimated Net Value by the Obligor identified by the Provider as being obligated to do so, and is recognized as such by the Obligor, (B) the legally enforceable obligation of such Obligor, and (C) an account receivable or general intangible within the meaning of the UCC of the state in which the Provider has its principal place of business, or is a right to payment under a policy of insurance or proceeds thereof and is not evidenced by any instrument or chattel paper. There is no payor other than the Obligor identified by the Provider as the payor primarily liable on any Purchased Account.

               (v) No Purchased Account (A) requires the approval of any third person for such Account to be purchased, (B) is subject to any legal action, proceeding or investigation (ending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, (C) is past, or within 180 days of, the statutory limit for collection applicable to the Obligor, or (D) was generated by a Provider facility located in any of the states of Wyoming, Utah, Colorado, New Mexico, Kansas or Oklahoma.

               (vi) The Provider does not have any guaranty of, letter of credit support for, or collateral security for, any Purchased Account, other than any such guaranty, letter of credit or collateral security as has been assigned to the Purchaser.

               (vii) The services constituting the basis of each Purchased Account (A) were medically necessary for the patient and (B) at the time such services were rendered, were fully covered by the insurance policy or Contract obligating the applicable Obligor to make payment with respect to the Purchased Account (and the Provider has verified such determination), and (C) the patient received such services in the ordinary course of the Provider's business.


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               (viii) The fees and charges charged for the services constituting the basis for the Purchased Accounts were when rendered and are currently consistent with the usual, customary and reasonable fees charged by other similar medical service providers in the Provider's community or the community in which the patient resides, whichever is less, for the same or similar service.

               (ix) The Obligor with respect to each Purchased Account is located in the United States, and is (A) a party which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, commercial insurance companies and non-profit insurance companies issuing health, or other types of insurance, employers or unions, self-insured healthcare organizations, preferred provider organizations, and health insured, prepaid maintenance organizations, (B) a state, an agency or instrumentality of a state or a political subdivision of a state, or (C) the United States or an agency or instrumentality of the United States.

               (x) The following have been delivered to the Administrator: (A) an Assignment regarding payment with respect to each Purchased Account (other than Government Accounts), along with a notice to the related Obligor; (B) UCC search reports with respect to the Provider; (C) copies of each of the accreditations, licenses and certifications referred to in Section 6(a)(iv); and
(D) copies of each of the documents required to be delivered pursuant to Section 4 of this Agreement.

               (xi) The insurance policy or Contract obligating an Obligor to make payment (A) does not prohibit the transfer of such payment obligation from the patient to the Provider, and (B) is and was in full force and effect and applicable to the patient at the time the services constituting the basis for the Purchased Account were performed.

               (xii) The representations and warranties made by the Provider in the Purchase Documents and all financial or other information delivered to the Administrator with respect to the Provider and the Purchased Accounts do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

               (xiii) A copy of each related Contract to which the Provider is a party has been delivered to the Purchaser unless the Provider shall have, prior to the related Purchase Date, certified in an Officer's Certificate that such delivery is prohibited by the terms of the Contract or by law, and the circumstances of such prohibition.

               (xiv) The Billing Date with respect to such Account is no later than 45 days after the discharge date or date of service of the Account, except in the case of an Account payable by Medicare, Medicaid, HMOs or PPOs which prohibit weekly billing, in which case the Billing Date shall be as required by the related Contract, or if none exists or is specified, no later than is the norm in respect of such providers or Obligors, as determined by the Administrator based on an analysis of payment records.

               (xv) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Purchased Accounts hereunder, does not exceed any applicable Concentration Limit.

               (xvi) Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to such related Contract is in violation of any such law, rule or regulation.

               (xvii) As of the applicable Purchase Date, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and no other fact exists which would cause the Provider reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

          (c) No representation or warranty made by the Provider with respect to any Purchased Account will be deemed to constitute any guaranty of collection.

          (d) The representations and warranties made in this Section 6 will survive the sale of any Accounts and the termination of this Agreement.

     7. Rejected Accounts; Reserve; Etc.

          (a) Rejected Accounts. If any party to this Agreement obtains knowledge that any representation or warranty with respect to any Purchased Account is untrue, such party will give prompt written notice thereof to each other party to this Agreement. If any representation or warranty made with respect to a Purchased Account is untrue, the Provider will repurchase such Account (a "Rejected Account") from the Purchaser. Such repurchase will occur on the next Purchase Date following such written notice. The repurchase price (the "Repurchase Price") will be equal to the Initial ENV of the Rejected Account less any collections with respect to such Rejected Account pursuant to Section 5(h)(ii). Upon payment of the Repurchase Price, the Purchaser will reassign the Rejected Account to the Provider without any representation, warranty or recourse whatsoever, and the Purchaser shall have no further obligation to the Provider with respect to such Rejected Account. After receipt of any payment of all or any part of the Repurchase Price for any Rejected Account, if the Purchaser is compelled to surrender such payment or any portion thereof, the Provider will be liable to the Purchaser for the amount of such payment surrendered.

          (b) Disputed Accounts. If a Purchased Account is not collected within 120 days of its Billing Date, the Provider agrees to seek a written confirmation from the Obligor that the amount payable is not in dispute. If within 30 days thereafter the Purchased Account is still unpaid and the Provider has not obtained such confirmation, unless the Obligor is then subject to a bankruptcy, receivership or similar proceeding, the Purchased Account will be conclusively presumed to be a Rejected Account due to a breach of a representation or warranty.

          (c) [OMITTED].

          (d) Payment for Rejected Accounts. In the event a Rejected Account is required to be repurchased by the Provider, the Administrator shall cause the amount of the Repurchase Price to be paid by the following means, in the following order of priority: (i) an adjustment in the Servicing Fee (provided that the breach giving rise to the Rejected Account occurred during such time as the Provider acted as Servicer), (ii) an adjustment in any Deferred Payment due the Provider, and/or (iii) an adjustment in any Initial Payment. On behalf of the Purchaser the Administrator may also demand payment of the Repurchase Price directly from the Provider or may pursue any other rights under this Agreement, at law or in equity to obtain the Repurchase Price.

          (e) Adjustments to Schedule, Etc. From time to time, in each case upon not less than two Business Days' notice to the Provider, the Administrator may amend all or any part of Schedule 2 (including, without limitation, the Provider Reserve Percentage, the Loss Discount Percentage, the Servicing Fee Percentage and the Concentration Limits) in order to reflect, in its reasonable judgment, the experience with the Provider (including, by way of illustration, to adjust for any known or potential offsets by Medicare or Medicaid), the Servicer or the Purchased Accounts. In addition, upon not less than three days notice to the Provider, the Administrator may amend all or any part of Schedule 2 in order to comply with the requirements of any nationally recognized statistical rating organization or party guaranteeing, rating or insuring payment of any Securities.

          (f) Disclaimer of Right of Repurchase. Except as otherwise set forth in this Section 7, the Provider shall have no right to repurchase any Purchased Accounts.

     8. Covenants. The Provider agrees as follows:

          (a) The Provider will execute such UCC financing statements (naming the Purchaser as the purchaser/secured party) that the Administrator reasonably requests with respect to any Purchased Accounts. From time to time, upon reasonable request, the Provider will furnish any additional information, will execute and deliver any additional agreements, documents or financing statements and will take such other actions as the Administrator deems necessary or desirable to give effect to the Purchase Documents, to evidence and perfect the assignment of title to the Purchased Accounts or to aid the collection of the Purchased Accounts.

          (b) The Provider will keep its books and records in accordance with generally accepted accounting principles and will mark its books and records, including any computer files, to indicate which Accounts have been sold to the Purchaser. From time to time the Purchaser or the Administrator or their respective agents or designees may visit the offices of the Provider to (i) examine its books and records and any related accountants' reports, (ii) make copies or extracts therefrom, (iii) discuss the affairs of such Provider with its employees, (iv) inspect the property of the Provider and (v) assist the Provider in performing its obligations under this Agreement. In addition, the Administrator may discuss the affairs of the Provider with the Provider's accountants and attorneys.

          (c) The Provider will deliver to the Administrator (i) as soon as available, but in no event later than 45 days after the end of each fiscal quarter, the combined and combining financial statements of the Provider for such period and for that portion of its fiscal year through the end of such period, together with a certificate from the chief financial officer of the Provider that the Provider and its Affiliates are in compliance with the financial covenants set forth in Section 8 hereof, (ii) as soon as available but in no event later than 120 days after the end of the Provider's fiscal year, the combined and combining consolidated financial statements of the Provider for such year, accompanied by a report and unqualified opinion of a firm of independent certified public accountants selected by the Provider and acceptable to the Administrator, together with a certificate from such accountants that the Provider and its Affiliates are in compliance with the financial covenants set forth in Section 8 hereof (provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements) and any letters of comments or recommendations issued by the independent certified public accountants including, but not limited to, those comments related to the internal accounting controls of the Provider and (iii) promptly upon request, such other information concerning the Provider as the Administrator may from time to time request, including Medicare cost reports and audits, annual reports, securities law filings and reports to any securityholders.

          (d) The Provider will promptly notify the Administrator in the event of any legal action, dispute, setoff, counterclaim, defense or reduction that is or may be asserted by an Obligor with respect to any Purchased Account. The Provider will make all payments to each Obligor necessary to prevent any setoff against any amounts payable with respect to any Purchased Accounts.

          (e) The Provider will not impede or interfere with the collection of the Purchased Accounts, amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Purchased Account, or purport to sell, assign or grant a security interest in any Purchased Account. If additional information with respect to any Account is requested by the Obligor on such Account, the Provider will promptly provide the same. If any error has been made, the Provider will promptly correct the same and, if necessary, rebill the Purchased Account.

          (f) The Provider will treat the purchase by the Purchaser of Purchased Accounts as a sale for all purposes, including tax and accounting. The Provider will respond to any inquiries about the ownership of any Purchased Accounts by stating that it is no longer the owner and that it sold such Purchased Accounts to the Purchaser.

          (g) To help assure that the Provider will be able to perform its obligations under this Agreement, including its obligation to repurchase Rejected Accounts, the Provider agrees to maintain a pre-tax profit margin of no less than two percent (2%) of net revenues based each fiscal quarter on the average of such quarter and the three immediately preceding fiscal quarters and tested against the consolidated statements of income delivered to the Administrator pursuant to Section 8(c). The Provider further agrees to maintain a Current Ratio of at least 0.85:1, 0.95:1, for the fiscal periods ending December 31, 1995, March 31, 1996, respectively, and thereafter at 1.0:1, to be computed and tested against the consolidated statements of income delivered to the Administrator pursuant to Section 8(c). For purposes of determining the Current Ratio in the preceeding sentence, then the liability of the Purchaser, in its capacity as Borrower to the Administrator, in its capacity as Lender, as of any date of determination shall be treated as a current liability.

          (h) The Provider will notify the Administrator (i) immediately of any default by it under any material agreement, including any financing agreement, to which it is a party, (ii) immediately upon learning that any representation or warranty made by the Provider in this Agreement is false in any material respect, and (iii) 30 days prior to any change of its name or any of its locations shown on the signature page of this Agreement.

          (i) At the request of the Administrator, the Provider will promptly provide and verify the accuracy of information concerning the Provider and its Affiliates of the type provided to the Administrator in connection with the Administrator's decision to enter into this Agreement and such other information concerning the Provider and its Affiliates as the Administrator may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Purchased Accounts (the "Securities"), including, without limitation, all information necessary to provide full and complete disclosure of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue sky laws, and such information may be published in such offering documents and relied upon by the Purchaser and any party arranging the offering of such Securities by the Purchaser or its assignee. Such information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading.

          (j) The Provider will pay the reasonable third party expenses of the Administrator incurred in connection with the transactions contemplated by this Agreement including, without limitation, wire transfer fees, lockbox fees and audit fees. In addition, the Provider will pay fees for Accounts analysis or other business analysis conducted by the Administrator or its representatives (including, without limitation, verifications of Accounts) in connection with this Agreement, the need for which shall be determined by the Administrator. Such fees shall be charged per day, per person, for each person employed to perform such examinations, together with all costs, disbursements and expenses incurred by Administrator and the person performing such examination. Such analysis and audits may be performed on a quarterly basis, or more frequently if deemed necessary or desirable in the sole discretion of the Administrator.

          (k) The Provider will retain the first one million dollars of net income, determined in accordance with GAAP; provided, however, that the Provider may make such distributions to its shareholders in an amount not in excess of an amount equal to the personal income tax (federal and state) levied or to be levied on such income to the extent such income of the Provider is attributed to such shareholders without actual distribution thereof.

     9. Intent of Parties; Security Interest. The Provider and the Purchaser confirm that the transactions contemplated by this Agreement are intended as purchases and sales rather than loans. In the event that, contrary to such intent, any purchase of Purchased Accounts is characterized as a loan and not a sale, the Provider will be deemed to have granted (as of the date of this Agreement), and the Provider does hereby grant, to the Purchaser a security interest in and to such Purchased Accounts, all items and amounts deposited and held from time to time in the Commercial Lockbox, the Government Lockbox, and the Collection Account, all rights of payment under the Purchased Accounts and the Contracts related thereto, and all proceeds thereof to secure all amounts to which the Purchaser is entitled hereunder. In such event this Agreement will be deemed to be a security agreement.

     10. Servicing.

          (a) The Purchaser and the Administrator hereby appoint the Servicer as agent for the Purchaser to service the Purchased Accounts and to enforce the Purchaser's rights and interests in each Purchased Account and to serve in such capacity until the termination of its responsibilities pursuant to paragraphs
(g) or (h). The Servicer agrees to perform its duties and obligations set forth herein. The Servicer may, with the prior written consent of the Administrator, subcontract with a subservicer (a "SubServicer") for collection, servicing or administration of the Accounts except, that (i) the Servicer shall continue to perform its obligations with respect to Collections of Government Accounts, (ii) the Servicer shall remain liable for the performance of the duties and obligations of the Servicer, notwithstanding any arrangements it may have with any SubServicer, (iii) any agreement relating to such subservicing shall be assignable to the Purchaser, the Administrator or a third party designated by either of them, and (iv) any agreement that may be entered into relating to the Purchased Accounts involving a SubServicer shall be between the SubServicer and the Servicer alone, and the Purchaser and Administrator shall have no obligations, duties or liabilities with respect to the SubServicer.

          (b) The Servicer shall conduct the servicing, administration and collection of the Purchased and nonpurchased Accounts and shall take, or cause to be taken, all actions as may be necessary or advisable to service, administer and collect each Purchased and nonpurchased Account, all in accordance with (i) customary and prudent servicing procedures for health care accounts receivable of a similar type, (ii) all applicable laws, rules and regulations (including Medicare, Medicaid and CHAMPUS regulations), and (iii) without limitation as to its obligations under the preceding clauses (i) and (ii), no less a standard of care than that which it applies to Accounts it services for its own account. Any documents relating to the Purchased Accounts in the possession of the Servicer shall be held in trust by the Servicer for the benefit of the Purchaser and any assignee of the Purchaser.

          (c) The duties of the Servicer shall include, without limitation:

               (i) preparing and submitting claims to, and handling post-billing liaison with, Obligors;

               (ii) arranging for the direct remittance of all Collections to the Commercial Lockbox (other than Collections with respect to Government Accounts, which it shall arrange to be remitted directly to the Government Lockbox) and remitting promptly, and in any event within one Business Day of receipt, to the Commercial Lockbox or the Government Lockbox, as the case may be, any Collections the Servicer or the Provider may receive. Until so remitted, such collections shall be held in trust for the benefit of the Purchaser;

               (iii) maintaining all necessary servicing records with respect to the Purchased Accounts and providing such reports to the Administrator in respect of the servicing of the Purchased Accounts as may be required hereunder or as the Administrator may reasonably request;

               (iv) at any time and from time to time at reasonable intervals and during regular business hours, permitting the Purchaser, the Administrator or any of their respective agents, designees or representatives, (A) to examine and make copies of and abstracts from all servicing records, and (B) to visit the offices and properties of the Servicer for the purpose of examining such servicing records, and to discuss with employees of the Servicer matters relating to the Accounts or the Servicer's performance under this Agreement; and

               (v) immediately notifying the Administrator of (A) any action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that, to the knowledge of the Servicer, is or may be asserted by an Obligor with respect to any Purchased Account and (B) the occurrence of a Termination Event or an event which, with notice or lapse of time or both would be a Termination Event (such notice shall set forth the details of such event and any action which the Servicer has taken or proposes to take with respect thereto).

          (d) Each of the Provider and the Purchaser hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the sale of the Purchased Accounts to the Purchaser, to collect all amounts due under any and all Purchased Accounts, including, without limitation, endorsing either of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction, or of partial or full release or discharge, and all other comparable instruments, with respect to the Purchased Accounts and, after the delinquency of any Purchased Account, to commence proceedings with respect to enforcing payment of such Purchased Accounts, and adjusting, settling or compromising the Account or payment thereof, to the same extent as the Provider could have done if it had continued to own such Account. In no event shall the Servicer be entitled to make the Purchaser or the Administrator a party to any litigation without such party's express prior written consent.

          (e) As compensation for its servicing activities hereunder, the Servicer shall be entitled to receive a servicing fee equal to the Servicing Fee Percentage (as set forth in Schedule 2) of the Purchased Receipts minus any adjustment to such amount pursuant to Section 7(d) (the "Servicing Fee"). Such Servicing Fee shall be payable as provided in Section 5(b). The Servicer shall be required to pay for all expenses incurred by the Servicer in connection with its activities hereunder without reimbursement and shall not be entitled to any payment other than the Servicing Fee.

          (f) The Servicer agrees to comply with all laws, rules and regulations applicable to it and with all Contracts to which it is a party and to maintain its existence and all authorizations necessary or desirable to carry out its duties hereunder. Without the written consent of the Administrator the Servicer shall not:

               (i) sell, assign or otherwise dispose of, or create or suffer to exist any adverse claim upon or with respect to any Purchased Account or related Contract, or upon or with respect to the Government Lockbox or the Commercial Lockbox or any other account to which any Collections of any Purchased Account are deposited, or assign any right to receive income in respect thereof;

               (ii) extend, amend or otherwise modify the terms of any Purchased Account, or amend, modify or waive any term or condition of any related Contract;

               (iii) make any material change in the character of its business;

               (iv) make any change in the instructions to Obligors to make payment to the Government Lockbox or the Commercial Lockbox; or

               (v) merge or consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any person, or permit any of its subsidiaries to do so.

          (g) The Servicer shall not resign from its duties under this Agreement except upon a determination that (a) the performance of such duties has become impermissible under applicable law, and (b) there is no reasonable action which the Servicer could take to make the performance of such duties permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (a) by an opinion of counsel, at the Servicer's expense, to such effect delivered to the Administrator. No such resignation shall become effective until a Successor Servicer acceptable to both the Purchaser and the Administrator shall have assumed the responsibilities and obligations of the Servicer in accordance with this Agreement.

          (h) An "Event of Servicing Termination" shall occur if a Termination Event occurs pursuant to Section 12(b) or if within any twelve month period two or more default notices are given by the Administrator under clause (i) of
Section 12(b) (whether or not the Provider or Servicer cures the defaults described in such notices). Upon the occurrence of an Event of Servicing Termination the Administrator may appoint another party (a "Successor Servicer"), which may be the Administrator, to assume the obligations of the Servicer. In connection therewith, the Successor Servicer shall succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations as Servicer (but not in any other capacity) under this Agreement except with respect to Government Accounts. The Servicer shall provide the Successor Servicer with all information, documents and records, to the extent required by the Successor Servicer to perform its duties. The Servicer shall also terminate its activities as Servicer hereunder, except its collection functions in respect of Government Accounts, in a manner acceptable to the Administrator and the Successor Servicer so as to facilitate the transfer of servicing to the Successor Servicer including, without limitation, accounting for all funds related to the Purchased Accounts. The Servicer shall terminate each subservicing agreement that may have been entered into, and the Successor Servicer shall not be deemed to have assumed any of the Servicer's interest therein or to have replaced the Servicer as a party to any such agreement.

     11. Termination.

          Following the Termination Date no Deferred Payments and, if the Provider is acting as the Servicer, no further Servicing Fees, will be payable until the Evaluation Date immediately following the month in which Collections result in reducing the Purchaser Capital Investment to zero. On such Evaluation Date any amounts that otherwise would have been payable as a Deferred Payment or Servicing Fee will be disbursed to the Provider. In addition, any Purchased Accounts which then have an ENV greater than zero shall be transferred to the Provider. Such disbursement and transfer will constitute the final Deferred Payment to the Provider with respect to all Batches.

     12. Termination Events.

          (a) Upon 90 days notice to the Administrator, the Provider may designate a Termination Date which is earlier than the end of the period specified in Section 1.

          (b) Each of the following events shall constitute a "Termination
Event":

               (i) the Provider or the Servicer fails to perform or observe in any material respect any term, covenant or agreement contained in this Agreement or any related documents (other than a failure described in clause (xii) below) and such failure continues for five Business Days after notice by the Administrator (or in the case of a failure to repurchase Rejected Accounts, fails to effect such repurchase within the period specified in Section 7(a)), or any representation or warranty contained in Section 6(a) proves to be incorrect in any material respect;

               (ii) any judgment against the Provider for the payment of money in the amount of $50,000 or more (other than one covered by adequate insurance after giving effect to any deductible) remains unpaid or unstayed on appeal for a period of 30 days or more or any governmental authority files notice of a lien on any assets of the Provider (other than a lien which is limited to property other than Accounts and does not have a material adverse effect on the financial condition or business of the Provider);

               (iii) any failure by the Provider to make any payment or deposit required to be made hereunder or otherwise due the Purchaser or the Administrator and the continuance of such failure for a period of two Business Days after the date upon which the Provider becomes aware of or has received written notice of such failure;

               (iv) the Administrator determines that an event which adversely affects the collectibility of a material portion of the Purchased Accounts has occurred other than due to the financial inability of any Obligors to pay;

               (v) Accounts which became Rejected Accounts during the four weeks prior to the end of the preceding calendar month, as a percentage of the Initial ENV of all Purchased Accounts purchased during the same period exceeds five percent (5%);

               (vi) a material adverse change in the business or prospects of the Provider (including a change in control or shareholders of the Provider) or in the Obligor reimbursement rates for the Provider's services, including without limitation, a change in federal or state laws or rules affecting the provision of, or payment for, medical services;

               (vii) a material change occurs in the marketplace for the delivery or financing of healthcare services which causes a material adverse change in the business or prospects of the Purchaser or the Administrator, or any event occurs which results in the early amortization or termination of commitments made to the Purchaser for the financing or repurchase of Accounts;

               (viii) the Purchase Documents cease for any reason to evidence the transfer to the Purchaser (or its assignees or transferees) of title to, and ownership of, the Purchased Accounts;

               (ix) any change in law prevents the sale of Government Accounts under this Agreement, or any change in law or accounting principles occurs which the Administrator believes would jeopardize treatment of the transactions contemplated by this Agreement as sales;

               (x) any instruction or agreement regarding the Commercial Lockbox or the Government Lockbox or the bank accounts related thereto is amended or terminated without the written consent of the Administrator, or the Provider or the Servicer fails, within one Business Day of receipt, to forward Collections it receives with respect to any Purchased Accounts to the Commercial Lockbox or the Government Lockbox, as the case may be;

               (xi) the Administrator appoints a Successor Servicer pursuant to
Section 10(h);

               (xii) the Provider generally fails to pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors;

               (xiii) the Provider is dissolved or liquidated, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt or dissolution or liquidation law or statute of any jurisdiction, has commenced against it any bankruptcy, reorganization or similar case or proceeding relating to it or its property under the law of any jurisdiction which is not dismissed within sixty (60) days, or the Provider seeks the appointment of a trustee or receiver or a trustee or receiver is appointed for itself or any substantial part of its assets or permits such to continue undismissed for a period of sixty (60) days; or,

               (xiv) (A) the average ENV of the Purchased Accounts under all Affiliate Purchase Agreements during the preceding three calendar months is less than 120% of the average Purchaser Capital Investment under all Affiliate Purchase Agreements during such period, or (B) the average ENV of the Purchased Accounts under all Affiliate Purchase Agreements during any calendar month is less than 115% of the average Purchaser Capital Investment under all Affiliate Purchase Agreements during such period, or (C) the average ENV of the Purchased Accounts under all Affiliate Purchase Agreements during any two consecutive Purchase Periods is less than 110% of the average Purchaser Capital Investment under all Affiliate Purchase Agreements during such period (for purposes of this clause (xvi), the average ENV of the Purchased Accounts during a given period shall be computed based on the ENV of the Purchased Accounts as of each Purchase Date during such Period, and the average Purchaser Capital Investment during a given period shall be computed by (i) treating the daily amount of the ENV of the Purchased Accounts as the ENV of the Purchased Accounts as of the most recent Purchase Date, (ii) totaling the daily amounts of the ENV of the Purchased Accounts for all the days in the period, and (iii) dividing by the number of days in the period. The average Purchaser Capital Investment shall be computed in a similar manner.).

               (xv) If the Administrator shall receive from either Jack Freidler or Stefani Freidler, or both, a notice that they have cancelled either of their respective guaranties given the Administrator of even date hereof.

          (c) If a Termination Event occurs under clauses (i) through (ix), inclusive, of Section 12(b), then the Administrator or the Purchaser may, by delivery of a notice to the Provider, declare the Termination Date to have occurred. If a Termination Event occurs under any other clause of Section 12(b), then the Termination Date shall be deemed to have occurred automatically without notice of any kind. Following the occurrence of the Termination Date (whether under Section 1, Section 12(a) or Section 12(b)) no Deferred Payments and, if the Provider is acting as the Servicer, no further Servicing Fees shall be payable, except in either case as provided in Section 11. Also, following the occurrence of the Termination Date the Purchaser may, in addition to exercising any and all rights under this Agreement, exercise any rights provided under the UCC and other applicable law.

          (d) If a Termination Event occurs by reason of an event described in clauses (x), (xi), (xii) or (xiii) of Section 12(b), as soon as practicable but in any event within three Business Days of any demand by the Administrator, the Servicer will give the Administrator, any Successor Servicer and their representatives and designees remote access to the Servicer's information system for purposes of monitoring, posting payments, and rebilling Purchased Accounts to the extent deemed necessary by the Administrator in its sole discretion.

          (e). Upon the occurrence of a Termination Event, the Discount Rate shall be increased by 400 basis points.

     13. Early Termination Fee. The Provider agrees to pay the Purchaser an early termination fee if: (x) the Provider declares an early Termination Date as permitted by Section 12(a) or (y) the Administrator or the Purchaser declares an early Termination Date upon the occurrence of an event described in any of clauses (i)-(v) inclusive, (x), (xi) or (xiv) of Section 12(b). The early termination fee will be payable on the Termination Date and be determined pursuant to the following schedule, which the Provider confirms is reasonable under the circumstances:

                                                 Early Termination Fee Expressed
Year in Which                                    as a Percentage of Maximum
Termination Date Occurs                          Purchaser Capital Investment
-----------------------                          ----------------------------

First Year                                                   2.0%
Second Year                                                  1.0%

     14. Waiver; Remedies; Etc. No failure by the Purchaser or the Administrator to exercise, and no delay in exercising, any right shall operate as a waiver thereof; nor shall any single or partial exercise preclude any other or future exercise thereof or of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. Neither this Agreement nor any Assignment will constitute an assumption by the Purchaser or the Administrator of any obligation to any Obligor.

     15. Indemnification; Expenses.

          (a) Each of the Provider and the Servicer severally agrees to indemnify and hold harmless the Purchaser, the Administrator and their respective officers, directors and agents, from and against all losses, liabilities, costs and expenses (including reasonable attorneys' fees) which may be imposed on, incurred by or asserted against any of them relating to or arising out of any breach by the Provider or the Servicer, as the case may be, of any representation, warranty, covenant or agreement contained in any Purchase Document or, in the case of the Provider, any misstatement or omission in any information furnished by the Provider pursuant to Section 8(i).

          (b) Each of the Provider and the Servicer severally agrees to pay all out-of-pocket reasonable expenses, including fees and expenses of counsel and accountants, which may be expended or incurred by the Administrator in enforcing or attempting to enforce any of the Purchaser's or the Administrator's rights against such party under the Purchase Documents, which costs, if not paid on demand, shall bear interest at a rate of 18% per annum or, if less, the highest rate permitted under applicable law.

          (c) The Provider shall pay, on each Purchase Date a claim monitoring fee in an amount equal to the product of one quarter of one percent (0.25%) multiplied by the amount of Collections in respect of Purchased Accounts for the then ended Purchase Period; provided, however, that the Provider shall not be required to pay on account of the foregoing to the extent the amounts paid in respect of the foregoing exceeds during each annual period commencing with the date first above written, 1.5% per annum of the average Purchaser Capital Investment as determined using the Purchaser Capital Investment determined on each Purchase Date. In addition, if as of the close of business on any Purchase Date the Purchaser Capital Investment, is less than the Minimum Purchaser Capital Investment, the Provider shall pay, on each Purchase Date a supplemental claim monitoring fee in an amount equal to $2,000. This Section 15 will survive the termination of this Agreement.

     16. Confidentiality. Except to the extent required by law, the Provider, the Servicer, the Purchaser and the Administrator agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 16, and (ii) that copies hereof may be provided to any assignee of the Purchaser, any investors or prospective investors who acquire or may acquire securities backed by Purchased Accounts and any parties which facilitate the issuance of such securities, including rating agencies, guarantors and insurers. The Purchaser and the Administrator agree to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Purchased Accounts.

     17. Governing Law. This Agreement, each of the other Purchase Documents and all of the rights and obligations of the parties hereunder and thereunder will be governed by and interpreted in accordance with the laws of Pennsylvania.

     18. Waiver of Jury Trial and Consent to Jurisdiction.

          (a) THE PROVIDER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COMMONWEALTH OF PENNSYLVANIA AND IRREVOCABLY AGREES THAT, SUBJECT TO PURCHASER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE PURCHASE DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. THE PROVIDER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH ANY PURCHASE DOCUMENT. THE PROVIDER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM (OR SUCH OTHER PERSON AS SHALL ACT AS REGISTERED AGENT OF THE PROVIDER IN PENNSYLVANIA AND AS TO WHOM THE PROVIDER SHALL PROVIDE NOTICE IN WRITING TO THE PURCHASER) AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY SUCH PERSON WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PROVIDER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PROVIDER, AS APPLICABLE, IN ACCORDANCE WITH SECTION 19(e). IF ANY AGENT APPOINTED BY THE PROVIDER REFUSES TO ACCEPT SERVICE, THE PROVIDER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT

THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PURCHASER TO BRING PROCEEDINGS AGAINST THE PROVIDER IN THE COURTS OF ANY OTHER JURISDICTION.

          (b) THE PROVIDER AND THE PURCHASER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER PURCHASE DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP ESTABLISHED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PROVIDER AND THE PURCHASER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE TRANSACTION, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PROVIDER AND THE PURCHASER EACH FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER PURCHASE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     19. Miscellaneous.

          (a) This Agreement includes the entire agreement of the parties concerning the subject matter contained herein. This Agreement supersedes any and all prior agreements and understandings among the parties with respect to such subject matter.

          (b) The Provider agrees that it will not file or join in any involuntary petition in bankruptcy with respect to the Purchaser or seek the appointment of any trustee or receiver for any assets of the Purchaser. The Provider acknowledges that the Administrator has not been engaged by the Provider to perform any services for it and does not have any fiduciary duty to the Provider.

          (c) Except as otherwise provided in Section 7(e), this Agreement may only be amended in writing signed by the parties hereto. No waiver under this Agreement or any Purchase Document will be effective unless it is in writing and is signed by the waiving party. Any waiver will be effective only in the specific instance and for the specific purpose for which it is given.

          (d) This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the Provider may not assign this Agreement or its rights hereunder without the prior written consent of the Purchaser and the Administrator. The Purchaser may sell, assign, transfer and create a security interest in any or all of the assets and interests conveyed to it hereunder, including the Purchase Documents and the Purchased Accounts, and any purchaser or assignee may enforce any or all the rights of the Purchaser hereunder without the consent, participation or joinder of the Purchaser. The Purchaser and the Administrator may offset against any amounts payable to the Provider or the Servicer hereunder (including any amounts deposited into the Commercial Lockbox or the Government Lockbox), any amounts due the Purchaser or the Administrator from the Provider or the Servicer (except for shortfalls in Collections resulting other than from a breach of representation and warranty or covenant of the Provider or a breach of covenant by the Servicer).

          (e) All notices, requests, demands, directions, declarations and other communications provided for in this Agreement must be in writing and shall be deemed to have been given when delivered by facsimile transmission or overnight delivery service or five days after mailed by first class registered or certified mail, postage prepaid, to the address set forth opposite the recipient's signature on the signature page hereof, or at such other address as may be furnished from time to time by notice to the other party.

          (f) No Person who is not a party to this Agreement or a permitted assignee hereof will be entitled to rely on, or will have any rights or benefits under, this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

Address for notices:
35 Park Place
New Britain, CT 06052                 LEXINGTON HEALTH CARE GROUP LLC
                                      in its individual capacity and as Servicer


                                           By: /s/ Jack Friedler
                                               ---------------------------------
                                           Name:  Jack Friedler
                                           Title: Managing Member

Attention: Jack Friedler
Facsimile: 860-223-7372

Locations of Provider:

                                      Country Manor Health Care Center
                                      64 Summit Road
                                      Prospect, CT 06712-7060

                                      Bentley Gardens Health Care Center
                                      310 Terrace Ave.
                                      West Haven, CT 066516-2698

                                      Pond Point Health Care Center
                                      60 Platt St.
                                      Milford, CT 06460-7697

                                      Fairfield Manor Health Care Center
                                      23 Prospect Ave.
                                      Norwalk, CT 06850


Address for notices                   LEXINGTON HOLDING CORPORATION
35 Park Place
New Britain, CT 06052                      By: /s/ Harry Dermer
                                               ---------------------------------
                                           Name: Harry Dermer
                                           Title: President

Attention: Jack Friedler
Facsimile: (860)223-7372


Address for notices:                  COPELCO/AMERICAN HEALTHFUND, INC.

                                           By: /s/ Gregory S. Campbell
                                               ---------------------------------
100 Berwyn Park, Suite 105                 Name Gregory S. Campbell
Berwyn, Pennsylvania, 19312                Title: President

Attention: Gregory S. Campbell
Facsimile: (610) 993-9424

                                    EXHIBIT A

                                   DEFINITIONS

          "Account" means (a) the third party reimbursable portion of accounts receivable owing to the Provider arising out of the delivery by the Provider of medical, surgical, diagnostic or other professional or medical or dental services, including all rights to reimbursement under any agreements with an Obligor, (b) all accounts, general intangibles, rights, remedies, guarantees, and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, all rights under this Accounts Purchase Agreement in respect of the foregoing,
(c) all information and data compiled or derived by the Servicer in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), and (d) all proceeds of any of the foregoing.

          "Administrator Fee" means the fee payable to the Administrator with respect to a Batch on each Purchase Date as compensation for its duties hereunder, equal to the product of (a) the Administrator Fee Rate, (b) the average daily Purchaser Capital Investment with respect to such Batch during each day of the Purchase Period, and (c) a fraction, the numerator of which is the total number of days in such Purchase Period and the denominator of which is 360.

          "Administrator Fee Rate" means 0%.

          "Batch" means all the Accounts purchased from a Provider on a particular Purchase Date.

          "Billing Date" means the last Business Day of the week in which the services were rendered in the case of out-patient services and the discharge date in the case of in-patient services.

          "Business Day" means any day other than a Saturday, Sunday or any day on which banking institutions in New York City are permitted or required by law, executive order or governmental decree to remain closed or a day on which either the Purchaser or the Administrator is closed for business.

          "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Service, a medical benefits program supervised by the U.S. Department of Defense.

          "Collections" means with respect to any Purchased Account, all cash collections on such Account (including any cash amounts representing the Repurchase Price of any Rejected Account, but not including any reduction in the Initial Payment in respect of the Repurchase Price of any Rejected Account).

          "Collection Account" is defined in Section 5(e).

          "Current Ratio" means the ratio of the current assets of the Provider to the current liabilities of the Provider as determined in accordance with generally accepted accounting principles. For purposes of this calculation the Purchaser Capital Investment outstanding as of the date of the calculation will be considered a current liability.

          "Commercial Lockbox" means a lockbox in the name of a person (other than the Provider) designated by the Administrator and maintained at CoreStates Bank, or such other bank as is acceptable to the Administrator, to which Collections on all Accounts, other than Government Accounts, are sent.

          "Concentration Limits" means the various financial tests, expressed as percentages of the then current ENV of all Purchased Accounts, described on
Schedule 2 as in effect from time to time.

          "Contract" means an agreement by which an Obligor is obligated to pay for services rendered to patients of a Provider.

          "Debt" means all indebtedness for borrowed money, trade debt, debts of others guaranteed by the Provider or secured by its assets, obligations under capitalized leases and all other obligations which are or should be treated as indebtedness under generally accepted accounting principles.

          "Defaulted Account" means a Purchased Account as to which (a) the Initial ENV has not been received in full as Collections within 150 days of the Billing Date, or (b) the Administrator reasonably deems uncollectable because of the bankruptcy or insolvency of the Obligor or any other reason.

          "Deferred Payment" is defined in Section 2(b).

          "Delinquent Account" means a Purchased Account as to which the Initial ENV has not been received in full as Collections within 120 days of the Billing Date.

          "Discount Rate" is an annual rate equal to the sum of the annual rate in effect in the London Interbank market applicable to one month deposits of U.S. dollars as reported in the Wall Street Journal on the second Business Day preceding the date of determination, plus 4.5%. If the Wall Street Journal is not published on such Business Day or does not report such rate, such rate shall be as reported by such other publication or source as the Administrator may select.

          "Eligible Account" means at any time, an Account:

          (a) which is a liability of an Obligor which is (i) during such time as the Provider is the Servicer, (A) Medicare, or (B) Medicaid, other than those listed in Schedule 2,

          (b) the Obligor of which is not an affiliate (meaning a party which directly or indirectly controls, or is controlled by or under common control with, a party hereto) of any of the parties hereto,

          (c) the Obligor of which has received a letter substantially in the form of Exhibit D, (in the case of all Accounts other than Government Accounts), or a letter substantially in the form of Exhibit E (in the case of all Government Accounts),

          (d) in an amount not less than $5 nor more than $50,000, denominated and payable in dollars in the United States,

          (e) as to which the representations and warranties of Section 6 are true,

          (f) having a Billing Date no more than thirty days prior to the Purchase Date (except in the case of the first Purchase Date, the Billing Date shall be no more than 120 days prior to the Purchase Date),

          (g) which does not arise from the delivery of cosmetic surgery services or psychiatric services or which is not a workers' compensation claim (unless expressly approved by the Administrator) or arise from any services delivered for injury sustained in a motor vehicle accident, and

          (h) which complies with such other criteria and requirements as may be specified from time to time by the Administrator in its discretion.

          "Estimated Net Value" or "ENV" means on any date of calculation with respect to any Account or Batch an amount equal to the anticipated cash collections as calculated by the Administrator using the Value Track System (which system periodically adjusts such amount to reflect the Administrator's evaluation of the performance of similar Accounts and to reflect payments received with respect thereto), except that if the Administrator determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

     "Evaluation Date" means the 10th of each month, or if the 10th is not a Business Day, the next Business Day.

          "Event of Servicing Termination" is defined in Section 10(h).

          "Funding Discount" is an amount equal to (a) the sum of (i) the Initial ENV of the Batch, minus (ii) the Loss Discount, the Provider Reserve Discount and the Servicing Fee Discount, multiplied by (b)the Funding Discount Percentage.

          "Funding Discount Percentage" is a variable rate, determined on the Purchase Date by the Administrator, equal to (a) the Discount Rate, multiplied by (b) a fraction the numerator of which is the number of weeks which the Administrator reasonably anticipates will be needed for the Collections on the Batch to equal its Initial ENV and the denominator of which is 52.

          "Government Accounts" means Accounts on which any federal or state governmental unit is the Obligor.

          "Government Lockbox" means a lockbox in the name of the Provider maintained at CoreStates Bank, N.A. or such other bank as is acceptable to the Administrator, to which Collections on all Accounts that are Government Accounts are sent.

          "Initial ENV" means with respect to any Account or Batch, the Estimated Net Value as of the date of purchase of such Account or Batch.

          "Initial Payment" is the amount described in Section 2(a).

          "JCAHO" means the Joint Committee for Accreditation of Health Care Organizations, a nationally recognized organization providing accreditations to hospitals and other healthcare facilities, or any successor entity charged with performing its functions.

          "Loss Discount" means an amount equal to the product of the Initial ENV of the Batch and the percentage identified in Schedule 2 as the "Loss Discount Percentage," as such Schedule is in effect from time to time.

          "Maximum Purchaser Capital Investment" is defined in Section
4(b)(i)(5).

          "Minimum Purchaser Capital Investment" means $1,000,000.

          "Obligor" means the party primarily obligated to pay an Account.

          "Person" means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

          "Provider Receipts" is defined in Section 5(f)(ii).

          "Provider Reserve Discount" means an amount equal to the product of the Initial ENV of the Batch and the Percentage identified in Schedule 2 as the "Provider Reserve Percentage," as such Schedule is in effect from time to time.

          "Purchase Date" means the first Business Day of each Purchase Period, whether or not Eligible Receivables are purchased on such date.

          "Purchase Documents" means this Accounts Purchase and Servicing Agreement and all Assignments and CFO Letters.

          "Purchase Period" means the weekly period beginning on the first Purchase Date and ending on the first day prior to the weekly anniversary thereof and each like weekly period thereafter, or such other weekly period as the Administrator may subsequently designate as the Purchase Period for purposes of this Agreement.

          "Purchase Period Amount" means, in respect of a Batch and Purchase Period, the product of (a) the Discount Rate (determined on the first day of the Purchase Period) (b) the average daily Purchaser Capital Investment with respect to such Batch during each day of the Purchase Period and (c) a fraction, the numerator of which the total number of days in such Purchase Period and the denominator of which is 360.

          "Purchased Account File" is defined in Section 3(b).

          "Purchased Accounts" is defined in Section 3(c).

          "Purchased Receipts" is defined in Section 5(f)(i).

          "Purchaser Capital Investment" means as of any Purchase Date an amount equal to the sum of the Initial Payments for all Purchased Accounts (without giving effect to any reductions in such Initial Payments for the Repurchase Price of Rejected Accounts) less the amount of all Collections on such Purchased Accounts previously applied in the reduction of the Purchaser Capital Investment pursuant to Section 5(h).

          "Rejected Account" is defined in Section 7(a).

          "Restricting Event" is defined in Section 5(h).

          "Retained Receipts" is defined in Section 5(f)(iii).

          "Securities" is defined in Section 8(i).

          "Servicing Fee" is defined in Section 10(e).

          "Servicing Fee Discount" means an amount equal to the product of the Initial ENV of the Batch and the percentage identified in Schedule 2 as the "Servicing Fee Percentage," as such Schedule is in effect from time to time.

          "Termination Date" means the date specified in Section 1, or such earlier date that the Termination Date is declared or automatically occurs under
Section 12.

          "Termination Event" is defined in Section 12.

          "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

          "Value Track System" means the proprietary business system used by the Administrator to value and record the status of Accounts.

                                    EXHIBIT B

                                   ASSIGNMENT

Re:  Provider:                    Date:__________________


          Reference is made to the Accounts Purchase and Servicing Agreement dated as of March___1996 (the "Agreement") among Lexington Health Care Group LLC in its individual capacity (the "Provider") and in its capacity as servicer (the "Servicer"), Lexington Holding Corporation, (the "Purchaser"), and Copelco/American Healthfund, Inc., (the "Administrator") and the CFO Letter dated ______________, 19__ (a copy of which is attached). Capitalized terms used herein but not defined herein have the meanings assigned such terms in the Agreement.

          The Provider hereby acknowledges receipt of $_________________ representing the Initial Payment for Eligible Accounts being sold by the Provider, net of adjustments under the Agreement, which are the subject matter of the attached CFO Letter (the "Purchased Accounts"). The Provider hereby certifies that: (i) the representations and warranties of the Provider set forth in Section 6 of the Agreement are true and correct; (ii) no event has occurred and is continuing, or would result from such purchase or from the application of the proceeds therefrom, which constitutes a Termination Event or would constitute a Termination Event but for the requirement that notice be given or time elapse or both; and (iii) the Provider is in compliance with the terms and conditions of the Agreement.

          The Provider hereby sells, assigns, transfers and sets over to the Purchaser, all of the Provider's right, title and interest in, to and under (a) the Purchased Accounts, (b) all distributions with respect thereto and (c) all proceeds of the foregoing. The foregoing assignment is given in furtherance of
Section 3(c) of the Agreement.

          This Assignment and all of the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Pennsylvania.


                                       Lexington Health Care Group LLC


                                       By:______________________________________
                                       Name:
                                       Title:

                                    EXHIBIT D

                                NOTICE TO OBLIGOR

                            [Name and Address of Obligor] Date:_________________

Dear___________:

     Lexington Health Group LLC (the "Provider") has established a lockbox (the "Lockbox") for collection of accounts receivable (the "Accounts") on which [name of Obligor] owes payment to the Provider. Accordingly, you are hereby instructed to remit all payments on Accounts of which you are, or have been, the obligor to the Provider to CoreStates Bank - Lockbox #_______________, P.O. Box 8500-________ Philadelphia, PA 19178-_________ You should, of course, not forward cash remittances or other items of intrinsic value to the Lockbox.

          The Provider has entered into an agreement with Lexington Holding Corporation and Copelco/American Healthfund, Inc. under which certain of the Accounts will be sold, from time to time, to Lexington Funding Corporation. Lexington Holding Corporation may, in turn, from time to time, sell, assign or pledge such Accounts as it deems appropriate.

          It is contemplated that the Accounts will continue to be serviced by the Provider.

          Sending payment on such Accounts to the Lockbox will discharge your obligation on such Accounts (to the extent of such payment), whether or not ownership has been transferred to Lexington Funding Corporation or any assignee thereof.

          This direction may not be changed or revoked without the prior written consent of the bank named above.

                                       Very truly yours,

                                       LEXINGTON HEALTH GROUP LLC

                                       By:______________________________________
                                       Name:
                                       Title:

                                    EXHIBIT E

                   NOTICE TO GOVERNMENTAL AGENCY/INTERMEDIARY


                                     [Name and Address] Date:__________________


Dear__________:

          We (the "Provider") have established a lockbox (the "Lockbox") in our name for collection of accounts receivable (the "Accounts") due the Provider under the [Medicare/Medicaid/CHAMPUS] program. Accordingly, you are hereby instructed to remit all payments on Accounts of which you are, or have been, the obligor to the Provider to CoreStates Bank - Lockbox Account #______________, P.O. Box 8500, Philadelphia PA 19178

          Sending payment on such Accounts to the Lockbox will discharge your obligation on such Accounts (to the extent of such payment).

          This direction may not be changed or revoked without the prior written consent of the bank named above.


                                       Very truly yours,

                                       LEXINGTON HEALTH GROUP LLC


                                       By:______________________________________
                                       Name:
                                       Title: